 Exhibit 21.1

NextNav inc.

LIST OF SUBSIDIARIES

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
NextNav Acquisition Corp.	Delaware
NextNav MS 3, LLC	Delaware
NextNav MS 4, LLC	Delaware
NextNav MS 5, Inc.	Delaware
NextNav MS 6, LLC	Delaware
NextNav MS 7, Inc.	Delaware
NextNav Holdings, LLC	Delaware
NextNav Intermediate HoldCo, LLC	Delaware
NextNav, LLC	Delaware
Progeny LMS, LLC	Indiana
CommLabs, Inc.	Delaware
Commlabs Technology Centre Private Limited	Bangalore, India
NextNav France	Puteaux, France
NextNav HoldCo France	Puteaux, France